EXHIBIT (99.6)
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AT THE COMPANY:  AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Dennis Waite       Laura Kuhlmann   Susan Steidle
Director of      General Inquiries  Media Inquiries  Analyst Inquiries
Investor         312 640-6674       312 640-6727     312-640-6774
Relations
312 683-3671


BANYAN STRATEGIC REALTY TRUST ANNOUNCES $4.4 MILLION ACQUISITION OF MULTI-TENANT OFFICE PROPERTY IN NORCROSS, GEORGIA


FOR IMMEDIATE RELEASE

     CHICAGO, JANUARY 21, 1998-- BANYAN STRATEGIC REALTY TRUST (Nasdaq:
VLANS) today reported the acquisition of a multi-tenant office property located in Norcross, Georgia, a northeast suburb of Atlanta.

     The property, known as Peachtree Pointe Office Park, consists of five one-story office buildings containing approximately 71,746 net rentable square feet and was acquired for approximately $4.5 million ($69 per square foot), including closing costs and related expenses. The property is currently 92 percent occupied and has 23 tenants.

     Funding for the acquisition was provided partially by the Trust's cash reserves and partially by a draw upon the Trust's bank line of credit.

Peachtree Pointe Office Center is the twenty-sixth investment made by the Trust since the inception of its investment program in 1993.

     Banyan Strategic Realty Trust is a diversified equity Real Estate Investment Trust (REIT) with a portfolio that includes primarily light industrial/warehouse and suburban office buildings, as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,239,202 shares of beneficial interest outstanding.



     Some of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Trust has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. The cash flow generated by, or capital appreciation from, real property investment may be adversely affected by change in demographic, local real estate conditions, government regulations, zoning or tax laws, environmental or other legal liabilities and changes in interest rates.

     See Banyan's Website at http://www.banyanreit.com for complete company information.

   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "VLANS."









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